StreamNet.tv

Investor Fact Sheet

Risk factors can be found on back page

3,600,000	Up to $18MM	$5.00	4,000	$20,000
Common Stock Shares	Maximum Offering (Best Efforts)	Common Stock Shares	Minimum Shares	Minimum Investment (4,000 minimum shares)

Issuer: StreamNet, Inc. a Nevada Stock Corporation

Share Offering: The Shares are being Offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 Offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A.

StreamNet Overview: StreamNet Inc., is a Nevada-based music and entertainment technology company whose primary business is the providing of streaming entertainment content. The Company is creating a digital broadcasting entertainment company. The company's business plan is to acquire ownership rights to: Music Audio Rights, Movie and Film Libraries, Radio Stations, TV Show Rights and Rights to Major Recording Artists, TV Stations, Representation of Celebrities' Estates, New Releases of Urban & Dance Music Artists, and more for the purposes of Internet Broadcast for user fees.

Subscription Period: The Offering will commence promptly after the date of this Offering Circular and will close (terminate) upon the earlier of (1) the sale of 3,600,000 Common Stock Shares and 360,000 shares by the Selling Shareholder, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company's Management (the "Offering Period").

Stock Transfer Agent: VStock Transfer, LLC
Reserved Trading Symbol: SNTV
Expected Exchange: NASDAQ

Business Model: The Company's primary business is to develop and market world-class entertainment content, including but not limited to full-length concerts, movies, and television shows. This business goal will be accomplished by aggressive deployment and branding of the Company's state-of-the-art technologies to bring superior, cost-effective solutions to consumers in need of these services.

The Company's corporate development is focused on its core business and is structured to accomplish its initial business objectives over a three-year period. The Company has defined seven business divisions: systems operations and management, information technologies, sales and marketing, customer service, service development, business development, and general administration. Additional revenue streams will be added as new products and services are proven to be viable and are integrated into the network.

Business Growth Strategy: The company's business growth strategy is customer acquisition. The Company's initial operations are based in the United States. Being an Internet based business, technical operations can be maintained separately from corporate operations. The company's financial plan is to control costs as sales revenue grows through the expansion of the web site operations. The Company will focus on the core business over the first three years to establish a significant market share in multiple industry segments. Other products and services may be implemented after proper feasibility, cost analysis and in depth market and customer research.

Marketing Strategy: Consumers will be marketed through the internet, magazines and other electronic and print media. Targeted groups will be marketed by the branding of our name and logo through specific media channels focused direct marketing campaigns, electronic media, trade shows, industry publications, newspapers, other industry specific events, as well as traditional distribution channels.

LEADERSHIP

Darryl Payne- Chief Executive Officer

Billboard Number One Producer Darryl Payne has produced over 2,300 separate release titles throughout his 40 year career. Dance Music & R&B/Urban music are his favorite music genres to produce. Warner Brothers, Sony/BMG, Universal, and Virgin are just some of the many music labels with whom he has done deals. He has been awarded various Gold Records and Billboard Number 1 Awards for his success in the music industry. Darryl started his own promotion company as a 17 year old teenager. Mr. Payne was President and Chief Executive Officer of Classic World Productions. CWP was one of the more resourceful catalog labels in the USA. CWP secured vending agreements with Disney, ABC, Universal, CBS/Viacom, E Entertainment, and Fox. Legends Of Classic Soul concerts are his latest project. Many of the all time best classic soul artists were seen and heard in this wonderful collection. The Legends Of Classic Soul Series has generated millions of dollars in credit card sales.

William Beamon- Director and Vice President

An extensive industry career that has included working with IMG International, Bill has been directly responsible for managing the royalties departments for many music publishers. His experience has included working with major bricks and mortar and Internet retail accounts. Bill has worked closely with Darryl Payne since 1981 and was directly involved with the production of the Legends of Classic Soul and Classic World Productions.

Robert Hayes	Chief Technology Officer	**Steven George.**	Radio Station Acquisitions
Franz Sherman Heining	International Licensing	**Brian Robinson**	Principal Entertainment Attorney
Richard Hunsaker	Director of Broadcast Engineering	**Carmen Giordano**	Principal Entertainment Attorney
Hensuke Hidaka	Managing Director / Japan	**Ronald Cothrine**	VP of Entertainment Sales

Risk Factors – Understanding the Investment

Investing in the Company's Securities is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors:

Emerging Growth Company Status - The Company is an "emerging growth company" as defined in the Jumpstart our Business Startups Act ("JOBS Act"). For as long as the Company is an emerging growth company, the Company may take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to other public companies.

- ***The Company is Entirely Dependent on its Internet Content for Digital Broadcast for use by Televisions, Computers and Mobile Devices, and the Company's Future Revenue Depends On Its Commercial Success***
- ***The Internet Content Delivery Market for Television, Computer and Mobile Devices is Relatively New, and the Company's Business will Suffer if it Does Not Continue to Develop as the Company Expects***
- ***The Company's Business will Suffer if the Business is Not Able to Scale It's Network as Demand Increases***
- ***The Company's Business will Suffer if the Company Does Not Respond to Technological Changes***
- ***If the Company Fails to Promote and Maintain Its Brand in the Market, the Company's Business, Operating Results, Financial Condition, and Its Ability to Attract Customers will be Materially Adversely Affected***
- ***If Studios, Content Providers or Other Rights Holders Refuse to License Streaming Content or Other Rights Upon Terms Acceptable to the Company, the Company's Business Could be Adversely Affected***
- ***The Company is Reliant on Key Individuals***
- ***The Company Could Potentially Face Risks Associated with Borrowing***
- ***Unanticipated Obstacles to Execution of the Business Plan***
- ***Management Discretion as to Use of Proceeds***
- ***Control by a Limited Number of Shareholders***
- ***The Company's Revenues and Operating Results May Fluctuate***
- ***No Assurances of Protection for Proprietary Rights; Reliance on Trade Secrets***
- ***The Company's Continuing as a Going Concern Depends Upon Financing***
- ***The Company has Never Paid Cash Dividends on its Common Stock, and the Company Does Not Anticipate Paying Any Cash Dividends in the Foreseeable Future. Therefore, if the Company's Common Stock Share Price Does Not Appreciate, Investors in the Company's Common Stock May Not Gain, and Could Potentially Lose Their Investment in the Company's Common Stock***
- ***Certain Factors Related to the Company's Common Stock***
- ***The Company Cannot Assure Investors that the Market for the Company's Common Stock will Continue at any Trading Volume, or that the Market Price of Shares of the Company's Common Stock Will Not Decline***
- ***The Market Price for the Company's Common Stock May Fluctuate Significantly If Equity Research Analysts Do Not Publish Research Reports about the Company, of if the Research Analysts Issue Unfavorable Commentary or Downgrade the Company's Common Stock Shares, the Price of the Company's Common Stock Shares Could Decline***
- ***Future Sales of the Company's Shares Could Reduce the Market Price of the Company's Common Stock Shares***
- ***Raising Additional Capital by Issuing Securities May Cause Dilution to the Company's Shareholders***

ANY FAILURE OF THE COMPANY'S INTERNET BROADCAST NETWORK INFRASTRUCTURE COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS WHICH COULD REDUCE THE COMPANY'S REVENUE AND HARM THE COMPANY'S BUSINESS, FINANCIAL RESULTS AND REPUTATION.

THE MARKETS IN WHICH THE COMPANY OPERATES ARE HIGHLY COMPETITVE AND THE COMPANY MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

StreamNet, Inc.
7582 Las Vegas Blvd., Las Vegas, NV 89123